Exhibit 21.1

LIST OF SUBSIDIARIES

OF

NV5 HOLDINGS, INC.

Name of Subsidiary	State or other Jurisdiction of Incorporation or Organization	Parent	Names under which such Subsidiaries Do Business
NV5 Global, Inc. (f/k/a NV5, Inc.)	Delaware	NV5 Holdings, Inc.	N/A
NV5, Inc. (f/k/a Nolte Associates, Inc.)	California	NV5 Holdings, Inc.	NV5 Nolte Associates, Inc. Nolte Vertical Five Consilium Partners Dunn Environmental, Inc. Owner’s Representative Services, Inc. Zollinger Buric Buric Global

NV5 West, Inc. (f/k/a Testing Engineers Southwest, Inc.)	Delaware	NV5 Global, Inc.	Vertical V Testing Engineers, Inc. BTC Vertical V BTC Labs Vertical V Testing Engineers Vertical V NV5

NV5, Inc. (f/k/a Vertical V – Southeast, Inc.)	Delaware	NV5 Global, Inc.	NV5 Structures NV5 KACO KACO Kaderabek Company Inc. PHA Air Quality Consulting Inc.

NV5 Northeast, Inc. (f/k/a Vertical V – Northeast, Inc.)	Delaware	NV5 Global, Inc.	N/A

NV5, LLC. (f/k/a - AK Environmental, LLC)	North Carolina	NV5 Holdings, Inc.	N/A

Joslin Lesser & Associates, Inc.	Massachusetts	NV5 Holdings, Inc.	N/A